Exhibit 99.1

2005 Non-Employee Director Compensation Plan Summary

The program was approved by the Board of Directors on April 30, 2005. For 2005, Capital One’s Non-Employee Director compensation will be comprised of two components:

1)	Annual Cash Retainers

Each Director receives an annual cash retainer of $70,000.

Directors receive additional cash retainers for each Committee for which they are a member or Chairperson as follows:

	Chair	Member
Audit Committee	$40,000	$30,000
Compensation Committee	$20,000	$10,000
Nominating and Governance Committee	$20,000	$10,000
Finance Committee	$15,000	$10,000

Directors may elect to defer the cash payment or exchange all cash retainers for non-qualified stock options. If a Director elects to exchange his or her cash retainers for stock options, the number of options to be received will be determined on the date of grant based on a Black-Scholes value provided by external consultants and the fair market value (the average of the high and low price of Capital One stock) on the date of grant. If such election is made, options will be granted on the following conditions:

•	Transferability: Stock options shall be assignable or transferable pursuant to certain conditions consistent with prior option grants to Directors.

•	Vesting: 100% on the first anniversary of the date of grant.

•	Effect of Change of Control or Termination: If a Change of Control or termination of service other than removal for cause occurs prior to the one-year anniversary of the grant date, then all of the stock options shall, to the extent not previously vested or forfeited as provided herein, become transferable and all restrictions thereon shall lapse upon the occurrence of such Change of Control or termination.

•	Post-termination Exercise: Upon termination from Board service, other than by removal for cause, a Director will have five years or the remainder of the remaining full option term, whichever is shorter, in which to exercise vested stock options.

•	Option Term: 10 years from date of grant.

•	Other customary terms and conditions.

2)	Annual Restricted Stock Unit (RSU) Award

Directors receive an annual RSU award with a value of $170,000 based on the fair market value on the date of grant (or on the immediately prior business day if the date of grant is not a business day).

The RSUs shall be subject to the following terms and conditions:

•	Non-Transferability: Restricted Stock Units shall not be assignable or transferable until vested and the corresponding shares are delivered. Any purported or attempted transfer of such shares or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Units.

•	Lapse of Restrictions: 100% on the first anniversary of the date of grant; however, delivery of the stock will be deferred (and sales or transfer of stock obtained from the RSUs will be prohibited) until the Director’s departure from the Board.

•	Effect of Change of Control or Termination: If a Change of Control or termination of service other than removal for cause occurs prior to the one- year anniversary of the grant date, then all of the Units shall, to the extent not previously vested or forfeited as provided herein, become transferable and all restrictions thereon shall lapse upon the occurrence of such Change of Control or termination.

•	Tax Withholding: Upon delivery of shares from RSUs, due to Change in Control or departure from the Board, appropriate taxes will be withheld and the Director will receive company stock equal to the net after-tax value of the Units.

•	Other customary terms and conditions.